EXHIBIT 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

December 18, 2007

Integrated Silicon Solution, Inc.

1940 Zanker Road

San Jose, CA 95112

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 7,000,000 shares of your Common Stock issuable under your 2007 Incentive Compensation Plan and up to 100,000 shares of your Common Stock issuable under the Stand-Alone Stock Option Agreement, dated February 21, 2006. Such shares of Common Stock are collectively referred to herein as the “Shares.” The 2007 Incentive Compensation Plan and the Stand-Alone Stock Option Agreement, dated February 21, 2006, are collectively referred to herein as the “Plan.” As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.